Exhibit (a)(1)(ix)

Form of email to Eligible Employees regarding Information Sessions

Stock Option Exchange Program Information Session

You previously received documentation via email in connection with the Stock Option Exchange Program, which launched on June 5, 2009. This is a one-time voluntary opportunity to surrender your eligible outstanding stock options with exercise prices significantly higher than the current market price of our common stock in exchange for a lesser amount of new restricted stock (or in France and Canada, new options) (the “Exchange Offer”).

There will be two information sessions for eligible employees on Tuesday, June 16, 2009 and Thursday, June 18, 2009 to discuss the details of the Exchange Offer and to answer any questions you have about the Exchange Offer. The dates and times for each information session, along with instructions for joining the online meetings are below. We encourage you to attend one of these information sessions. If you are unable to attend, a recording of the session with dial-in information will be available soon after the date of the presentation. In addition, the PowerPoint presentation from this program will be available on the U.S. Securities and Exchange Commission website at www.sec.gov on June 16th.

Tuesday, June 16th

Time: Americas: 9am (PT), 10am (MT), 11am (CT), 12pm (ET)

Web Meeting Number: [            ]

Meeting Password: [            ]

Dial-in Phone Number: [            ]

To join the online meeting:

1. Go to [            ]

2. Enter your name and email address.

3. Enter the meeting password: [            ]

4. Click “Join Now”.

5. Follow the instructions that appear on your screen.

To update this meeting to your calendar program (for example Microsoft Outlook), click this link: [            ]

Thursday, June 18th

Time: Americas: 5pm (PT), 6pm (MT), 7pm (CT), 8pm (ET)

Web Meeting Number: [            ]

Meeting Password: [            ]

Dial-in Phone Number: [            ]

To join the online meeting:

1. Go to [            ]

2. Enter your name and email address.

3. Enter the meeting password: [            ]

4. Click “Join Now”.

5. Follow the instructions that appear on your screen.

To update this meeting to your calendar program (for example Microsoft Outlook), click this link: [            ]

WebEx will automatically setup Meeting Manager for Windows the first time you join a meeting. To save time, you can setup prior to the meeting by clicking this link: [            ]

You should carefully read the information previously provided to you, including the Offer to Exchange, dated June 5, 2009 and the related Election Materials, and CBRE encourages you to consult your own personal tax, financial and legal advisors as you deem appropriate before you make any decision whether to participate in the Exchange Offer. No one from CBRE is, or will be, authorized to provide you with advice or recommendations as to whether you should elect to exchange or refrain from exchanging your eligible options. If anyone makes any recommendation or representation to you or gives you any information, you should not rely upon that recommendation, representation or information as having been authorized by CBRE.

If you have questions about the Exchange Offer or how to participate, please contact the Option Exchange Administrator at:

CB Richard Ellis Group, Inc.

Attention: Option Exchange Administrator

11150 Santa Monica Blvd., Ste. 1600

Los Angeles, CA 90025

Phone: 310-405-8927

Fax: 310-405-8925

E-mail: optionexchange@cbre.com